Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A
(Form Type)

Innovid Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$536,169,041.13(i)(ii)(iii)	0.00015310	$82,087.48(iv)
Fees Previously Paid	—		—
Total Transaction Valuation
Total Fees Due for Filing			$82,087.48
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$82,087.48

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of November 21, 2024 by and among Mediaocean LLC (“Parent”), Ignite Merger Sub Inc., and Innovid Corp. (“Innovid”).

(i)	Title of each class of securities to which the transaction applies: Common Stock, par value $0.0001 per share (“Common Stock”), of Innovid.

(ii)
Aggregate number of securities to which the transaction applies: As of the close of business on December 16, 2024 the maximum number of shares of Common Stock to which this transaction applies is estimated to be 179,861,261, which consists of:

a.	150,885,138 shares of Common Stock;

b.	6,357,821 shares of Common Stock underlying Company Options with exercise prices below $3.15;

c.	7,164,386 shares of Common Stock underlying Company RSUs which shall accelerate and fully vest effective as of the Effective Time;

d.	5,231,463 shares of Common Stock underlying Company RSUs which are outstanding but unvested, which shall be cancelled and replaced with restricted stock units in an affiliate of Parent; and

e.	10,222,453 shares of Common Stock deemed to be issuable upon the exercise of the Company Warrants.

(iii)
Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, as of the close of business on December 16, 2024, the underlying value of the transaction was calculated as the sum of:

a.	the product of 150,885,138 shares of Common Stock multiplied by the Per Share Price of $3.15;

b.
the product of 6,357,821 shares of Common Stock subject to issuance pursuant to outstanding Company Options with exercise prices below $3.15, multiplied by $1.86 (which is the excess of $3.15 over $1.29, the weighted average exercise price of such Company Options);

c.	the product of 7,164,386 shares of Common Stock subject to issuance pursuant to outstanding Company RSUs multiplied by the Per Share Price of $3.15;

d.
the product of 5,231,463 shares of Common Stock underlying Company RSUs which are outstanding but unvested, which shall be cancelled and replaced with restricted stock units in an affiliate of Parent multipled by 3.07; and

e.	the product of 10,222,453 shares of Common Stock deemed to be issuable upon the exercise of the Company Warrants and the Black-Scholes-based values of such warrants ($1.02 per share)

(such sum, the “Total Consideration”).

(iv)	In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by 0.00015310.